EXHIBIT 12

IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Year Ended December 31,
	2013	2014	2015	2016	2017
Earnings:
Income from Continuing Operations before
Provision (Benefit) for Income Taxes and
Gain on Sale of Real Estate	$159,871	$223,373	$162,066	$146,644	$216,105
Add:
Gain on Sale of Real Estate(1)	1,847	10,512	1,059	2,310	1,565
Fixed Charges	335,637	345,781	344,606	417,774	470,376
	$497,355	$579,666	$507,731	$566,728	$688,046
Fixed Charges:
Interest Expense, Net	$254,174	$260,717	$263,871	$310,662	$353,575
Interest Portion of Rent Expense	81,463	85,064	80,735	107,112	116,801
	$335,637	$345,781	$344,606	$417,774	$470,376
Ratio of Earnings to Fixed Charges	1.5x	1.7x	1.5x	1.4x	1.5x
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(1)
Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2013, 2014, 2015, 2016 and 2017 are $430, $2,205, $209, $130 and $0, respectively.